Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

C. R. BARD, INC.

Pursuant to the provisions of Sections 14A:9-5 and 14A:10-1 of the New Jersey Business Corporation Act, the undersigned Corporation hereby executes the following Restated Certificate of Incorporation:

FIRST: The name of the corporation is C. R. Bard, Inc. (the “Corporation”).

SECOND: The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

THIRD: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value per share. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors.

FOURTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of New Jersey, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation, except as specifically stated therein.

FIFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

SIXTH: The Corporation shall indemnify its directors, officers and employees in the manner and to the extent permitted by the laws of the State of New Jersey.

SEVENTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for breach of duty as a director or officer, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the New Jersey Business Corporation Act as the same exists or may hereafter be amended.

EIGHTH: Except as otherwise required by the laws of the State of New Jersey, the shareholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of New Jersey, and the Corporation shall have the power to have one or more offices within or without the State of New Jersey, at such places as may be from time to time designated by the bylaws or by resolution of the shareholders or directors. Elections of directors need not be by ballot unless the bylaws of the Corporation shall so provide.

NINTH: The address of the Corporation’s current registered office in the State of New Jersey is One Becton Drive, Franklin Lakes, New Jersey 07417 and the name of the Corporation’s registered agent at such address is Gary DeFazio.

TENTH: The number of directors constituting the current board of directors is three, the address for each of them is c/o Becton, Dickinson and Company, One Becton Drive, Franklin Lakes, New Jersey 07417, and their names are as follows:

Name

Gary DeFazio
Joseph LaSala
David Highet

Signature Page to Restated Certificate of Incorporation

IN WITNESS WHEREOF, the undersigned does hereby execute this Restated Certificate of Incorporation this 29th day of December, 2017.

C. R. BARD, INC. By: /s/ Gary DeFazio Name: Gary DeFazio Title: Vice President and Secretary

Signature Page to Restated Certificate of Incorporation